Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SUPERVALU INC.:

We consent to the use of our report dated April 24, 2013, with respect to the consolidated balance sheets of SUPERVALU INC. and subsidiaries as of February 23, 2013 and February 25, 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the fiscal years in the three-year period ended February 23, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 23, 2013, incorporated herein by reference.

/s/    KPMG LLP

Minneapolis, Minnesota

April 25, 2013